exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Trustees and Shareholders
of U.S. Global Investors Funds:
We consent to the use of our report dated February 22, 2010, incorporated in this Registration Statement by reference, for the Global MegaTrends Fund, World Precious Minerals Fund, and Global Resources Fund, each a portfolio within the U.S. Global Investors Funds, and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
February 26, 2010